                                                                     EXHIBIT 2.4


                            ASSET PURCHASE AGREEMENT


                                       BY
                                      AND
                                     AMONG


                                AMEDISYS, INC.,

                                      AND

                        ALLGOOD MEDICAL SERVICES, INC.,
                   A LOUISIANA CORPORATION DOING BUSINESS AS

                  CARE MEDICAL AND MOBILITY EQUIPMENT COMPANY

                               TABLE OF CONTENTS
                                                                          Page
                                                                          ----

I.       Definitions                                                         1
         1.01 Assets                                                         1
         1.02 Closing                                                        2
         1.03 Common Stock                                                   2
         1.04 GAAP                                                           2
         1.05 Inventory and Accounts Receivable                              2
         1.06 Accounts Payable                                               2
         1.07 Liabilities                                                    3
         1.08 Material Adverse Effect                                        3
         1.09 Seller's Business                                              3
         1.10 Seller's Knowledge                                             3

II.      Agreement to Sell and Purchase                                      3
         2.01 The Closing                                                    3

III.     Purchase Price                                                      3
         3.01 Payment by Purchaser                                           3
         3.02 Promissory Note                                                4
         3.03 Delivery of Certificate                                        4
         3.04 Consideration                                                  4

IV.      Assumption of Liabilities                                           4

V.       Representations and Warranties of the Seller                        4
         5.01 Ownership                                                      4
         5.02 Valid Existence                                                4
         5.03 Due Authorization; Consent of Third Parties                    4
         5.04 Use of Assets                                                  5
         5.05 Absence of Liens                                               5
         5.06 Litigation                                                     5
         5.07 Employment Contracts                                           6
         5.08 Insurance                                                      6
         5.09 Contracts, Agreements and Instruments                          6
         5.10 Compliance with Law; Taxes                                     7
         5.11 Permits and Licenses                                           7
         5.12 Employees                                                      8
         5.13 No violation of Contracts                                      8
         5.14 Hazardous Materials                                            8
         5.15 Interests in Competitors                                       8
         5.16 Financial Condition                                            8

         5.17 Changes or Events                                              9
         5.18 No Defaults                                                   10
         5.19 Liabilities                                                   11
         5.20 No Prohibited Payments                                        11
         5.21 Seller's Capital Stock                                        11
         5.22 Non-Distributive Intent                                       11
         5.23 Completeness of Disclosure                                    11

VI.      Representations and Warranties of Purchaser                        12
         6.01 Organization                                                  12
         6.02 Due Authorization; Third Party Consents                       12
         6.03 No Violation                                                  12
         6.04 Capitalization                                                12
         6.05 Financial Condition                                           13
         6.06 Continuity of Business                                        13
         6.07 Completeness of Disclosure                                    13

VII.     Conditions to Obligations of Purchaser                             13
         7.01 Accuracy of Representations and Compliance with Conditions    13
         7.02 Closing Documents                                             13
         7.03 Review of Proceedings                                         14
         7.04 Legal Action                                                  14
         7.05 No Governmental Action                                        14
         7.06 Contractual Consents Needed                                   15
         7.07 Other Agreements                                              15
         7.08 Non-Distributive Intent                                       15
         7.09 Non-Competition and Non-Solicitation Agreement                15
         7.10 Board and Shareholder Approval                                15

VIII.    Conditions to Obligations of Seller                                15
         8.01 Accuracy of Representations and Compliance with Conditions    15
         8.02 Other Closing Documents                                       15
         8.03 Review of Proceedings                                         16
         8.04 Legal Action                                                  16
         8.05 No Governmental Action                                        16
         8.06 Contractual Consents Needed                                   16
         8.07 Other Agreements                                              16
         8.08 Board Approval                                                17
         8.09 Employment Agreements                                         17

IX.      Covenants and Agreements of Seller                                 17
         9.01 Public Statements                                             17
         9.02 Consents Without any Condition                                17
         9.03 Access                                                        17

         9.04 Conduct of Business                                           17
         9.05 Notice of Changes                                             17

X.       Covenants and Agreements of Purchaser                              17
         10.01 Public Statements                                            17
         10.02 Consents Without any Condition                               18
         10.03 Conduct of Business                                          18
         10.04 Notice of Changes                                            18

XI.      Miscellaneous                                                      18
         11.01 Brokerage of Other Fees                                      18
         11.02 Further Actions                                              18
         11.03 Availability of Equitable Remedies                           18
         11.04 Survival                                                     19
         11.05 Modification                                                 19
         11.06 Notices                                                      19
         11.07 Waiver                                                       19
         11.08 Binding Effect                                               20
         11.09 No Third-Party Beneficiaries                                 20
         11.10 Separability                                                 20
         11.11 Headings                                                     20
         11.12 Counterparts, Governing Law                                  20
         11.13 Indemnification                                              20
         11.14 Indemnification Procedures                                   20

Witness Signatures                                                          21

List of Schedules                                                           22

                            ASSET PURCHASE AGREEMENT

    THIS ASSET PURCHASE AGREEMENT (this "Agreement') is made effective as of August 1, 1997, by and between AMEDISYS, INC., a Delaware corporation, with its principal place of business at 3029 South Sherwood Forest Blvd., Suite 300, Baton Rouge, Louisiana 70816 ("Purchaser") and ALLGOOD MEDICAL SERVICES, INC., a Louisiana corporation doing business as, CARE MEDICAL AND MOBILITY EQUIPMENT COMPANY, a Louisiana corporation with its principal place of business at 1207 N. Causeway Boulevard, Metairie, Louisiana 70001 ( collectively "Seller").

                                    RECITALS

     A. Seller conducts a health care services business located at 1207 N. Causeway Blvd, Metarie, Lousiana, 70001 and ________________________,
        Jackson, Mississippi.

     B. Purchaser desires to buy and Seller desires to sell Seller's assets pursuant to the terms and conditions of this Agreement.

     C. The parties expect that this Agreement will further advance their respective business objectives, including, without limitation, integration of the business operations of Seller with the business operations of Purchaser, including, without limitation, the expansion of Purchaser's "one-stop" approach to offering health care services, and to better capitalize both businesses in order to more effectively compete in the marketplace.

    NOW, THEREFORE, in consideration of the premises and the mutual promises made herein, and in consideration of the representations, warranties, and covenants contained herein, the parties agree as follows:

     1. Definitions. As used in this Agreement, the following terms have the meanings indicated:

     1.01. Assets: The assets to be sold and transferred by Seller to Purchaser pursuant to this Agreement consist of the assets more specifically detailed in Schedule 1.01 of this Agreement, plus any other assets and rights pertaining to Seller's Business as reflected on the balance sheet of Seller prepared as of July 31, 1997, (the "Balance Sheet"); however, specifically excluded from the assets sold are cash, checking, savings, and Merrill Lynch Accounts at July 31, 1997 ("Assets"). The Assets shall include, but not be limited to, the following (irrespective if they are set forth on Schedule 1.01):

    a. All furniture, fixtures, equipment, leasehold improvements and supplies of Seller located at and used by Seller in the operation of Seller's Business owned by Seller at the address stated above, which are further identified in and by the books and records of Seller;

    b. All merchandise inventory owned and/or acquired through Seller's Business or otherwise located at the address stated above as of the Closing;

    c. All outstanding accounts receivable of Seller, as of the Closing, together with all evidence of the indebtedness owed to Seller arising out of Seller's Business;

    d. Seller's right to use the name "Care Medical & Mobility" any d/b/a or other name utilized to market its service and products, and all trademarks, trade names, signage, marketing symbols and logos;

    e. All patient lists of present of present or former patients, all mailing lists, all business records relating to the operations of Seller's Business (including all records relating to patients), and all telephone numbers and listings used by Seller in Seller's Business, and all intangibles and other rights and privileges of Seller currently used in Seller's Business;

    f. A leasehold interest in the premises occupied by Seller's Business at Metarie, Louisiana and Jackson, Mississippi, as evidenced by the Lease Agreement included as Schedule 1.0l.f to this Agreement;

    g. The goodwill and going concern value of Seller and all licenses and permits of or per taining to Seller's Business;

    h. The benefits of all amounts previously paid by Seller for advertising, design fees, rent, services, or interest relating to Seller's Business or the Assets, to the extent that they extend or are to be performed after the Closing;

    i. All of Seller's rights contemplated in this Agreement and the documents described in Schedule 5.09, and the rights given therein;

    j. Seller's rights under all contracts, including all leases and non-competition agreements relating to Seller's Business;

    k. All technical outlines and records (including all plans, drawings, diagrams, notes, reports, memoranda, and other similar documents), and any and all know-how and software and other technology, including all contracts, licenses, authorizations, permits, and other documents necessary for Seller's Business; and

    l. All trade secrets, inventions, patents, copyrights, trade names, business names, trade marks, and other intangible assets used by Seller for Seller's Business.

    1.02. Closing: The consummation of the transactions contemplated by this Agreement.

    1.03. Common Stock: The $.001 par value per share voting common stock of Purchaser.

    1.04. GAAP: Generally accepted accounting principles.

     1.05. Inventory and Accounts Receivable. All inventory and accounts receivable of the Seller, including Seller's interest in equipment which has been expensed but not capitalized, more fully described in Schedule 1.05.

     1.06 Accounts Payable. All accounts payable, including but not limited to, trade payables and account payables more fully described in Schedule 1.06.

     1.07 Liabilities: Those liabilities of Seller to be assumed by Purchaser pursuant to this Agreement, which consist of those liabilities of Seller specifically disclosed on Schedule 1.07. Purchaser shall not assume any liabilities, contingent or certain, of Seller unless incurred and disclosed in the manner provided in this paragraph 1.07. In addition, Purchaser is not assuming (i) any expenses, liabilities, or obligations of Seller arising out of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (nor may Seller pay any of such expenses out of the Assets), (ii) any liabilities or obligations of Seller relating to federal, state, or local income for the period through the closing or other taxes attributable to the transactions contemplated hereby or the conduct of the Seller's Business, except for any accrued sales tax attributable to this asset acquisition, or (iii) any obligation of Seller to pay a fee to any agent, broker, or finder.

     1.08. Material Adverse Effect: Any change in the financial condition or operation of the business that would materially effect the Seller's Business adversely, including, but not limited to, material changes to management, business conditions, or financial standing.

     1.09. Seller's Business: The health care services business and such other related activities as carried on by Seller at 1207 N. Causeway Boulevard, Metairie, Louisiana 70001, and at _______, Jackson, Mississippi prior to the Closing.

     1.10. Seller's Knowledge. As used in this agreement "Seller's Knowledge" shall mean the actual, current knowledge of either Alan or Sheila Allgood as of the date of execution and delivery of this Agreement.

    2. Agreement to Sell and Purchase. Subject to the terms and conditions of this Agreement, Purchaser agrees to purchase, and the Seller agrees to sell, transfer, convey, assign, and deliver to Purchaser at Closing, the Assets, free and clear of all liabilities, liens, conditions, and encumbrances, except those liabilities listed in Schedule 1.07.

     2.01. The Closing. The Closing of the transactions contemplated by this Agreement shall be effective August 1, 1997.

     3. Purchase Price. The purchase price in consideration of the sale, transfer, conveyance, assignment, and delivery of the Assets to Purchaser, subject to the terms and conditions of this Agreement, shall be One Million and Two Hundred Thousand Dollars ($1,200,000), less certain amounts the parties may agree to, to be paid Seller at Closing by the Purchaser as follows:

     3.01. Payment by Purchaser. The payment by Purchaser of the cash amount of Five Hundred Thousand Dollars ($500,000) to be delivered in the form of a cashiers check or wire transfer as instructed by the Seller, to be paid to Seller at Closing less (i) accounts receivable less than $325,000 on July 31, 1997 and (ii) accounts payable greater than $40,000 at July 31, 1997.

     3.02. Promissory Note. The delivery and execution of a promissory note, in the form attached as Schedule 3.02, in the principal amount of One Hundred Thousand Dollars ($100,000) payable to the order of Seller.

     3.03 Delivery of Certificate. The delivery of certificates registered in the name of Seller for the number of shares of Purchaser's Common Stock with a value of Six Hundred Thousand Dollars ($600,000), such value and number of shares to be calculated using the average of the last sale price quoted to the public as stated in the Wall Street Journal for the thirty (30) days preceding the Closing date, to be delivered to Seller at Closing.

     3.04 Consideration. The consideration to be paid pursuant to paragraphs 3.01-3.03 herein shall constitute all the consideration to be paid by Purchaser in connection with the transactions contemplated by this Agreement.

     4. Assumption of Liabilities. In connection with the purchase of the Assets hereunder, Purchaser hereby specifically assumes only those Liabilities of Seller specifically disclosed on Schedule 1.07. Purchaser shall not assume any liabilities, contingent or certain, of Seller except pursuant to the provisions of Section 1.07 and this Section 4 of this Agreement.

     5.        Representations and Warranties of the Seller.   Seller hereby
agrees, represents, and warrants to Purchaser, on the date of this Agreement and on the Closing Date, as follows:

     5.01. Ownership. Seller is the beneficial owner of the Assets and has good and marketable title to and the absolute right to sell, assign, and transfer the Assets to Purchaser, free and clear of any interests, security interest, claims, liens, pledges, penalties, charges, encumbrances, buy-sell agreements, or other rights of any party whatsoever of every kind and character except those items listed in Schedule 1.07. Upon delivery of and payment of the purchase price in accordance with this Agreement, good and marketable title thereto shall be delivered to Purchaser, free and clear of any interest, security interest, claims, liens, pledges, penalties, charges, encumbrances, buy-sell agreements, or other rights of any party whatsoever.

     5.02. Valid Existence. Seller is duly organized, validly existing, and in good standing under the laws of the State of Louisiana and has full power and authority (including all licenses, franchises, permits, and other authorizations that are legally required) to own its properties and to engage in the business and activities now conducted by it. Seller is in good standing in each jurisdiction in which, it conducts business the failure to be so qualified will have a Material Adverse Effect.

     5.03.     Due Authorization; Consent of Third Parties.   Seller has the
right, power, legal capacity, and authority to enter into and perform Seller's obligations under this Agreement and, except as set forth on Schedule 5.03 to this Agreement, no approval or consent of any person other than the Seller is necessary in connection with the execution, delivery, or performance of this Agreement and the conduct of the Seller's business after the closing by Purchaser. This Agreement constitutes a legal and binding obligation of the Seller, and is valid and enforceable against the Seller in accordance with its terms except that (i) the enforcement of certain rights and remedies created by this Agreement is subject to bankruptcy, insolvency, reorganization, and similar laws of general application affecting the rights and remedies of parties, and
(ii) the enforceability of any particular provision of this Agreement under principles of equity or the availability of equitable remedies, such as specific performance, injunctive relief, waiver, or other equitable remedies, is subject to the discretion of courts of competent jurisdiction.

     5.04. Use of Assets. All of the Assets are located at 1207 N. Causeway Boulevard, Metairie, Louisiana 70001 and ___________________ Jackson, Mississippi. Seller has had no other business address within the three years prior to the Closing, except as stated on Schedule 5.04. The value of the Assets reflect the true and correct amount, in all material respects, of the value reflected in the Seller's Last Balance Sheet. To the best of Seller's Knowledge, the furniture, fixtures, improvements, leaseholds, inventory, equipment and other Assets of Seller are in good operating condition and repair, reasonable wear and tear excepted. The Assets are being utilized by Seller in conformity with all applicable federal, local and state health care related and imposed rules, regulations, laws, statutes, and permits ("Health Care Laws"), and to the best of Seller's Knowledge all other federal, state and local rules, regulations, laws, statutes and permits. Accounts and notes receivable reflected in the amount of $232,000 are good and collectible, in each case at the aggregate recorded amounts thereof without right of recourse, defense, deduction, return of goods or services, counterclaim, offset, or setoff on the part of the obligor by July 31, 1998.

     5.05. Absence of Liens. The Assets are free and clear of restrictions on or conditions to transfer or assignment, and are free and clear of liens, pledges, charges, encumbrances, equities, claims, conditions, or restrictions, except for (i) those restrictions, conditions or liens disclosed in Schedule
5.05 to this Agreement; and (ii) any lien for current taxes not yet due and payable.

     5.06. Litigation. Except as set forth in Schedule 5.06, there is not any suit, action, arbitration, or legal, administrative, or other proceeding or governmental investigation, pending or to the best of Seller's Knowledge threatened (in the form of threats made to representatives of Seller), against or affecting Seller or any of the Assets, including but not limited to any action or claim under any federal, state, local or other governmental act, rule, regulation, or any interpretations thereof, relating to environmental matters or the protection of the safety and health of persons connected with Seller's Business (including but not limited to the transportation, treatment, storage, recycling, disposal, or release into the environment of hazardous or toxic materials or waste), or any basis on which any proceeding or investigation against Seller might reasonably be undertaken or brought. The Seller has informed Purchaser of, and upon request has furnished or made available to Purchaser copies of all relevant court papers and other documents relating to, the matters set forth in Schedule 5.06. Included in Schedule 5.06 is a list of all suits, actions, arbitrations, or other proceedings or investigations in which Seller has been involved during the five year period immediately preceding the Closing. Seller is not in default with respect to any order, writ, injunction, or decree of any Health Care Law. In addition, to Seller's Knowledge, it is not in violation of any other federal, state, local law, rule or regulation, or foreign court, department, agency, or instrumentality. The Seller is not presently engaged in any legal action to recover monies due to the Seller, for damages sustained by the Seller, or amounts owed to the Seller. During the five year period immediately preceding the Closing, the Seller has neither received nor been a party to any written notice of violations, orders, claims, citations, complaints, penalties, assessments, court, or other proceedings, administrative, civil or criminal, at law or in equity, with respect to any Health Care Law. In addition, to Seller's Knowledge it has neither received nor been party to any written notice of violations, orders, claims, citations, complaints, penalties, assessments, court, or other proceedings, administrative, civil or criminal, at law or in equity, with respect to any alleged violations of any other federal, state, or local environmental law, regulation, ordinance, standard, permit, or order in connection with the conduct of its business or otherwise during the past five years.

     5.07. Employment Contracts. Schedule 5.07 to this Agreement is a list of all of Seller's employment contracts, collective bargaining agreements, royalty agreements and pension, bonus, profit sharing, or other agreements providing for employee remuneration or benefits, and all consulting, commission and fee agreements with independent contractors. Seller shall be solely responsible for any withdrawal or other liability which may be imposed in connection with any pension, profit sharing, or other employee benefit plan of Seller. A list of all commissions, and consulting and other fees due or to become due and owing are set forth on Schedule 5.07. A complete copy of each of the agreements listed on Schedule 5.07 has been provided to Purchaser. In addition, at the closing of this Agreement all of Seller's employees shall be enrolled in a medical program similar or substantially similar to the medical program of all employees.

     5.08 Insurance. Schedule 5.08 sets forth an accurate and complete list and brief description of all policies of fire and extended coverage, liability, and the forms of similar insurance or indemnity bonds held by Seller. Seller is not in default with respect to any provisions of any such policy or indemnity bond and has not failed to give any notice or present any claim thereunder in due and timely fashion, which failure or failures to give such notice or present such claim, individually or in the aggregate, could materially adversely affect the Assets. All such policies and bonds are (i) in full force and effect, (ii) with insurance companies believed by Seller to be financially sound and reputable, (iii) are sufficient for compliance by Seller with all requirements of law and of all agreements and instruments to which Seller is a party, (iv) provide that they will remain in full force and effect through the respective dates set forth in Schedule 5.08, and (v) will not in any significant respect be affected by, and will not terminate or lapse by reason of, the transactions contemplated by this Agreement. Schedule 5.08 sets forth an accurate and complete list of all accident or other liability claims received by or known by Seller for the three year period immediately preceding the Closing, as well as a description of the status of each such claim. Such claims are covered by one or more insurance policies set forth in Schedule 5.08.

     5.09. Contracts, Agreements and Instruments. Schedule 5.09 accurately and completely sets forth the information required to be contained therein. Seller has furnished to Purchaser:

          5.09.01. The Articles of Incorporation, Bylaws and other organizational documents of Seller and all amendments thereto, as presently in effect, certified by the president of Seller;

          509.02. True and correct copies of all material contracts, agreements and other instruments referred to in Schedule 5.09;

          5.09.03. True and correct written descriptions of all service, material supply, distribution, agency, financing or other arrangements or understandings referred to in Schedule 5.09.

Except for matters which, in the aggregate, would not have a Material Adverse Effect or are otherwise disclosed in the Agreement, to the knowledge of Seller, no other party to any such contract, agreement, instrument, leases, or license is now in violation or breach of, or in default with respect to complying with, any material provision thereof, and each such contract, agreement, instrument, lease, or license contained in the Schedules hereto is in full force and effect and is the legal, valid, and binding obligation of the parties thereto and is enforceable as to them in accordance with its terms. Each such service, supply, distribution, agency, financing, or other arrangement or understanding contained in the Schedules hereto is a valid and continuing arrangement or understanding, except for matters which, in the aggregate, would not have a Material Adverse Effect; neither Seller, nor any other party to any such arrangement or understanding has given notice of termination or taken any action inconsistent with the continuance of such arrangement or understanding, except for matters which, in the aggregate, would not have a Material Adverse Effect; and the execution, delivery, and performance of this Agreement will not prejudice any such arrangement or understanding in any way contained in the Schedules hereto, except for matters which, in the aggregate, would not have a Material Adverse Effect. Seller is not a member of a customer or user organization or of a trade association which relationship would be materially affected by the execution and performance of this Agreement.

     5.10. Compliance With Law; Taxes. Seller has complied with, and is not in violation of any (i) term or provision of its Articles of Incorporation or
Bylaws; (ii)   term or provision of any applicable judgment, decree, order, statute, injunction, rule, ordinance; (iii) any Health Care Law; or (iv) to the best of Seller's knowledge, foreign, United States, state or local statutes, laws, rules, or regulations. Seller has timely filed all federal, state, and local tax returns required to be filed and all such returns are complete and correct. The Seller has made timely payment of all such taxes when due and payable and has paid all interest, penalties, deficiencies, and assessments, if any, levied or assessed against it. Seller has duly withheld, collected, and timely paid to the proper governmental authorities all taxes required to be withheld and collected by it. There are no agreements for extension of the time of assessment of payment of any taxes of Seller. No waiver of any statute of limitations has been executed by the Seller. There are no examinations by the Internal Revenue Service of Seller presently in process and the tax returns of Seller for any year(s) open to such examination. All accrued but unpaid federal, state, and local income and other taxes of Seller for the period ended as of the Closing and all prior periods will be paid by Seller. Any sales tax imposed as a result of this transaction will be paid by Purchaser to Seller for remittance to the appropriate taxing authority.

     5.11. Permits and Licenses. Seller has all permits, licenses, and other similar authorizations necessary for the conduct of its business as now being conducted by it, and it is not in default in any respect under any such permits, licenses, or authorizations. All permits, licenses, and other similar authorizations necessary for the conduct of Seller's business as now being conducted by it are as set forth in Schedule 5.11. Except as set forth in
Schedule 5.11, no royalties, commissions, or fees are payable by Seller to any person by reason of the ownership or use of any intangible property. Seller is the sole and exclusive owner of all of the Assets, does not use any of the Assets by the consent of any other person and is not required to and does not make any payments to others with respect thereto. Except as set forth in
Schedule 6.11, there are no material licenses, sub-licenses, or agreements relating to the use of any intangible property now in effect, and Seller has no knowledge that any intangible property is being infringed by others. Except as listed in Schedule 5.06, no claim that would have a Material Adverse Effect on the business of the Seller is pending or, to the knowledge of Seller, threatened, or has been made since Seller's inception to the effect that, nor does Seller have any knowledge that the operation of Seller's Business or any method, process, part, or material that Seller employs, conflicts in any material way with, or infringes in any material way upon any rights of the type enumerated above, owned by others.

     5.12. Employees. Schedule 5.12 is a list of the names of all employees of Seller, stating the amounts or rates of compensation payable to each.

     5.13. No Violation of Employee Contracts. No employee of Seller is in violation of any term of any employment contract, non-competition agreement, or any other contract or agreement or any restrictive covenant with, or any other common law obligation to, a former employer relating to the right of any such employee to be employed by Seller because of the nature of the business conducted by Seller or of the use of trade secrets or proprietary information of others. There is neither pending nor, to the knowledge of Seller, threatened, any actions, suits, proceedings, or claims with respect to any contract, agreement, covenant, or obligation referred to in the preceding sentence, except as listed in Schedule 5.06.

     5.14. Hazardous Materials. The Seller is not in the business of possession, transportation, or disposal of hazardous materials. If and to the extent that Seller's Business has involved the possession, transportation, or disposal of hazardous materials, to the best of Seller's Knowledge the Seller has complied with any and all applicable laws, ordinances, rules, and regulations and has not and will not be the basis of any claim or proceeding against, or any liability of, Seller with respect to the period prior to the Closing. To the best knowledge of Seller, no employee of Seller has been exposed to hazardous materials such that exposure could cause damage to such employee.

     5.15.       Interest in Competitors.   Except as set forth in Schedule 5.15
to this Agreement, no shareholder, officer, director, or employee of Seller, nor any spouse or child of any shareholder, officer, director, or any employee with authority to enter into contracts on behalf of Seller, has any direct or indirect interest in any competitor, supplier, or customer of Seller or in any person from whom or to whom Seller leases any real or personal property, or in any other person with whom Seller is doing business.

     5.16. Financial Condition. Seller has delivered to Purchaser true and correct copies of the following: the audited balance sheet, statement of income and statement of cash flows of Seller for the fiscal years ended December 31, 1996 and 1995; and an unaudited balance sheet ("Seller's Last Balance Sheet"), statement of income and statement of cash flows for the seven months endedJuly 31, 1997 ("Seller's Last Balance Sheet Date"). Each such balance sheet presents fairly the financial condition, assets and liabilities of Seller as of its date; each such statement of income presents fairly the results of operations of Seller for the period indicated; and each statement of cash flows presents fairly the information purported to be shown therein. The financial statements referred to in this Section 5.16 have been prepared in accordance with GAAP consistently applied throughout the periods involved, are correct and complete in all material respects, and are in accordance with the books and records of Seller.

     5.17.     Changes or Events.   Except as set forth in Schedule 5.17, since
Seller's Last Balance Sheet Date, none of the following has occurred:

        5.17.01 Any material transaction by Seller not in the ordinary course of business involving amounts in excess of $20,000;

        5.17.02. Any material capital expenditure by Seller involving amounts in excess of $20,000;

        5.17.03. Other than in the ordinary course of business, any changes in the condition (financial or otherwise), liabilities, assets, or business or in any business relationships of Seller, including relationships with suppliers or customers, that, when considered individually or in the aggregate, might reasonably be expected to have a Material Adverse Effect;

        5.17.04. The destruction of, damage to, or loss of any asset of Seller (regardless of whether covered by insurance) that, when considered individually or in the aggregate, might reasonably be expected to have a Material Adverse Effect;

        5.17.05 Any labor disputes that, when considered individually or in the aggregate, might reasonably be expected to have a Material Adverse Effect;

        5.17.06. Except as listed on Schedule 5.17.06, there have been no change in accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) by Seller, except for any such changes as were required by law;

        5.17.07. Other than in the ordinary course of business, any increase in the salary or other compensation payable or to become payable by Seller to any employee, or the declaration, payment, or commitment or obligation of any kind for the payment by Seller of a bonus or other additional salary or compensation to any such person;

        5.17.08. The material amendment or termination of any material contract, agreement, or license to which Seller is a party, except in the ordinary course of business;

        5.17.09. Any loan by Seller to any person or entity, or the guaranteeing by Seller of any loan other than loans made in the ordinary course of business;

        5.17.10 Any mortgage, pledge, or other encumbrance of any asset of Seller except in the ordinary course of business;

        5.17.11 The waiver or release of any right or claim of Seller, except in the ordinary course of business;

        5.17.12. Any other events or conditions of any character within the knowledge of Seller that, when considered individually or in the aggregate, have or might reasonably be expected to have a Material Adverse Effect;

        5.17.13. Any loss or, to the knowledge of Seller, any threatened loss of any permit, license, qualification, special charter or certificate of authority held or enjoyed or formerly held or enjoyed by Seller which loss has had or upon occurrence might reasonably be expected to have a Material Adverse Effect;

        5.17.14. To the knowledge of Seller, any statute, regulation, order, ordinance or other law the adoption or rescission of which might reasonably be expected to have a Material Adverse Effect;

        5.17.15 Any failure on the part of Seller to operate its business in the ordinar course and consistent with past practices so as to preserve its business organization intact, to retain the services of its employees and to preserve its goodwill and relationships with suppliers, creditors, customers, and others having business relationships with it;

        5.17.16. Any action taken or omitted to be taken by Seller which would cause (after lapse of time, notice or both) the breach, default, or acceleration of any right, contract, commitment, or other obligation of Seller; or

        5.17.17. Any agreement by Seller to do any of the things described in the preceding clauses 5.17.01 through 5.17.16.

    5.18. No Defaults. Except as set forth in Schedule 5.18, the consummation of the transactions contemplated by this Agreement will not result in or constitute any of the following: (i) a breach of any term or provision of any other agreement of Seller that will not be waived or released at Closing; (ii) a default or an event that will not be waived or released at Closing, and that, with notice or lapse of time or both, would be a default, breach, or violation of the Articles of Incorporation or Bylaws of Seller or of any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument, or arrangement to which Seller is a party or by which Seller or the Assets is bound; (iii) an event that will not be waived or released at Closing and that would permit any party to terminate any agreement or to accelerate the maturity of any indebtedness or other obligation of Seller; (iv) the creation or imposition of any lien, charge, or encumbrance on any of the Assets; or (v) a violation of any law or any rule or regulation of any administrative agency or governmental body unrelated to the business or profession of health care and any profession related to health care, of any order, writ, injunction or decree of any court, administrative agency or governmental body to which Seller is subject.

    5.19. Liabilities. No liabilities of Seller will be assumed by or transferred to Purchaser pursuant to the transactions contemplated by this Agreement, nor will any of the Assets to be acquired by Purchaser pursuant to this Agreement be subject to any pre-Closing liabilities, nor will Purchaser otherwise be liable for any liabilities of Seller, except those liabilities provided for in Section 4 of this Agreement and those listed in Schedule 1.07, and the Seller shall take no action prior to Closing that would increase the amount of any of the liabilities provided for in Section 4. The amounts payable with respect to Liabilities listed on Schedule 1.07 to this Agreement are the maximum amounts payable with respect to such Liabilities.

    5.20. No Prohibited Payments. Neither Seller nor any employee, or agent of Seller, has made or authorized any payment of funds of Seller or on behalf of Seller prohibited by law and no funds of seller have been set aside to be used for any payment prohibited by law.

    5.21. Seller's Capital Stock. Alan J. Allgood and Shelia P. Allgood (collectively the "Stockholders"), in the aggregate, own 100% of the issued and outstanding capital stock of Seller (the "Seller's Stock"). The Seller's Stock is not owned or held in violation of any preemptive right of any other person or entity, is validly authorized, validly issued, fully paid and non-assessable and is owned of record and beneficially by the Stockholders. The shares of Seller's Stock held by each Stockholder is held free and clear of all liens, security interests, pledges, charges, encumbrances, voting agreements, and voting trusts. There is outstanding no security or other instrument convertible into or exchangeable for capital stock of Seller.

    5.22 Non-Distributive Intent. Seller and/or the Stockholders are receiving the shares of Purchaser's Common Stock to be issued hereunder to them for their own account (and not for the account of others) for investment and not with a view to the distribution thereof. Neither Seller nor any Stockholder will sell or otherwise dispose of such shares without registration under the Securities Act of 1933, as amended (the "Act"), or an exemption therefrom, and the certificate or certificates representing such shares will contain a legend to the foregoing effect. The Seller and the

Stockholders further acknowledge and agree that such shares shall be restricted from resale for a period of 12 months after the Closing date. By virtue of their position, Seller and each Stockholder have access to the kind of financial and other information about Purchaser as would be contained in a registration statement filed under the Act, including reports filed pursuant to the Securities Exchange Act of 1934 as set forth in Schedule 6.05. Seller and each Stockholder understand that they may not sell or otherwise dispose of such shares in the absence of either a registration statement under the Act or an exemption from the registration provisions of the Act.

    5.23. Completeness of Disclosure. No representation or warranty and no Schedule, Exhibit, or certificate prepared by Seller pursuant hereto and no statement made or other document prepared by Seller and furnished to Purchaser by Seller contains any untrue statement of a material fact or omits or will omit any material fact necessary in order to make the statements contained therein not misleading.

    6. Representations and Warranties of Purchaser. Purchaser hereby agrees, represents, and warrants to Seller, on the date of this Agreement and on the Closing Date, as follows:

    6.01. Organization.   Purchaser is a corporation duly organized, validly
existing, and in good standing under the laws of the State of Delaware and authorized to do business in the State of Louisiana and in every other jurisdiction in which its ownership, leasing, licensing, or use of property or assets or the conduct of it business makes such qualification necessary, except where the failure to do so would not have a Material Adverse Effect.

    6.02. Due Authorization; Third Party Consents.   Purchaser has the right,
power, legal capacity, and authority to enter into and perform its obligations under this Agreement and, except as set forth on Schedule 6.02 to this Agreement, no approval or consent of any person other than the Purchaser is necessary in connection with the execution, delivery, or performance of this Agreement. The execution, delivery, and performance of this Agreement by the Purchaser has been duly authorized by its board of directors and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement constitutes a legal and binding obligation of the Purchaser, and is valid and enforceable against the Purchaser in accordance with its terms except that (i) the enforcement of certain rights and remedies created by this Agreement is subject to bankruptcy, insolvency, reorganization, and similar laws of general application affecting the rights and remedies of parties, (ii) the enforceability of any particular provision of this Agreement under principles of equity or the availability of equitable remedies, such as specific performance, injunctive relief, waiver or other equitable remedies, is subject to the discretion of courts of competent jurisdiction, and (iii) any court or administrative body may refuse to enforce the choice of law provision of Section
12.12 of this Agreement.

    6.03. No Violation.   The consummation of the transactions contemplated by
this Agreement will not result in or constitute any of the following: (i) a breach of any term or provision of any other agreement of Purchaser that will not be waived or released at Closing; (ii) a default or an event that will not be waived or released at Closing and that, with notice or lapse of time or both, would be a default, breach, or violation of the Certificate of Incorporation or Bylaws of Purchaser or of any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument, or arrangement to which Purchaser is a party or by which Purchaser or the property of Purchaser is bound; or (iii) a violation of any law or any rule or regulation of any administrative agency or governmental body or any order, writ, injunction, or decree of any court, administrative agency or governmental body to which Purchaser is subject.

    6.04. Capitalization.   The authorized capital stock of Purchaser includes
10,00,000 shares of Common Stock, of which 2,585,000 shares are outstanding as of March 31,1997 and 499,581 shares are reserved to be issued upon exercise of outstanding options and warrants. Each of such outstanding shares of Purchaser's Common Stock is validly authorized, validly issued, fully paid, and nonassessable, has not been issued and is not owned or held in violation of any preemptive right of any stockholder.

    6.05. Financial Condition. Purchaser (i) has delivered to Seller true and correct copies of is Form 10-K for the fiscal year ended December 31, 1996 ("Form 10-K") and (ii) has delivered its Form 10-Q for the three months ended March 31, 1997 ("Form 10-Q"). The Form 10-K and Form 10-Q present fairly the financial condition, assets, liabilities, and stockholders' equity of Purchaser as of its date; each such statement of income and statement of retained earnings presents fairly the results of operations of Purchaser for the period indicated; and each such statement of changes in financial position presents fairly the information purported to be shown therein. The financial statements referred to in this Section 6.05 have been prepared in accordance with GAAP consistently applied throughout the periods involved, are correct and complete in all material respects and are in accordance with the books and records of Purchaser.

    6.06. Continuity of Business.   It is the present intent of Purchaser not to
dispose of any significant portion of its or Seller's Assets, except in the ordinary course of business or to eliminate any duplicative facilities or excess capacity.

    6.07. Completeness of Disclosure. No representation or warranty and no Schedule, Exhibit, or certificate prepared by Purchaser pursuant hereto and no statement made or other document prepared by Purchaser and furnished to Seller by Purchaser contains any untrue statement of a material fact or omits or will omit any material fact necessary in order to make the statements contained therein not misleading.

    7. Conditions to Obligations of Purchaser. The obligations of Purchaser under this Agreement are subject, at the option of Purchaser, to the following conditions:

    7.01. Accuracy of Representations and Compliance With Conditions. All representations and warranties of Seller contained in this Agreement shall be accurate when made and, in addition, shall be materially accurate as of the Closing as though such representations and warranties were then made by Seller. As of the Closing, Seller shall have performed and complied with all covenants and agreements and satisfied all conditions required to be performed and complied with by Seller at or before such time by this Agreement.

    7.02. Closing Documents. In connection with the Closing, Seller shall deliver to Purchaser the following items:

    7.02.01. Bills of sale, endorsements, assignments, drafts, checks, and other instruments of transfer in form and substance reasonably satisfactory to Purchaser and its counsel in order to transfer all right, title and interest in the Assets to Purchaser;

    7.02.02. Original evidences of title or ownership of the Assets, including drafts, warehouse receipts and licenses;

    7.02.03. Original data and records relating to the Assets;

    7.02.04. Evidence (including, if applicable, the delivery of duly executed UCC-3 Termination Statements) reasonably satisfactory to Purchaser and its counsel, of the satisfaction and discharge by Seller of all existing liens, claims, and encumbrances upon or affecting the Assets; and

    7.02.05. Such other instruments and documents in form and content reasonably satisfactory to counsel for Purchaser, as may be necessary or appropriate to (i) effectively transfer and assign to and vest in Purchaser good and marketable title to the Assets and/or to consummate more effectively the transactions contemplated hereby and (ii) in order to enable Purchaser to determine whether the conditions to Seller's obligations under this Agreement have been met and otherwise to carry out the provisions of this Agreement.

    7.03. Review of Proceedings. All actions, proceedings, instruments, and documents required to carry out this Agreement, or any agreement incidental thereto and all other related legal matters shall be subject to the reasonable approval of counsel to Purchaser, and Seller shall have furnished such counsel for Purchaser such documents as such counsel may have reasonably requested for the purpose of enabling them to pass upon such matters.

    7.04. Legal Action. There shall not have been instituted or threatened any legal proceeding relating to, or seeking to prohibit or otherwise challenging the consummation of, the transactions contemplated by this Agreement or related agreements or to obtain substantial damages with respect thereto, except as listed in Schedule 5.06.

    7.05. No Governmental Action. There shall not have been any action taken, or any law, rule, regulation, order, or decree proposed, promulgated, enacted, entered, enforced, or deemed applicable to the transactions contemplated by this Agreement by any federal, state, local, or other governmental authority or by any court or other tribunal, including the entry of a preliminary or permanent injunction, which, in the reasonable judgment of Purchaser:

    7.05.01. Makes any of the transactions contemplated by this Agreement illegal;

    7.05.02. Results in a delay which affects the ability of Purchaser to consummate any of the transactions contemplated by this Agreement;

    7.05.03. Requires the divestiture by Purchaser of a material portion of the business of either Purchaser taken as a whole, or of Seller taken as a whole; and

    7.05.04. Otherwise prohibits, restricts, or delays consummation of any of the transactions contemplated by this Agreement or impairs the contemplated benefits to Purchaser of the transactions contemplated by this Agreement.

    7.06. Contractual Consents Needed. The parties to this Agreement shall have obtained at or prior to the Closing all consents required for the consummation of the transactions contemplated by this Agreement from any party to any contract, agreement, instrument, lease, license, arrangement, or understanding to which any of them or any subsidiary is a party, or to which any of their respective businesses, properties, or assets are subject, except where the failure would not have a Material Adverse Effect.

    7.07. Other Agreements. Agreements set forth as exhibits or schedules to this Agreement shall have been duly authorized, executed, and delivered by the parties thereto at or prior to the Closing, shall be in full force and effect, valid and binding upon the parties thereto, and enforceable by them in accordance with their terms at the Closing, and no party thereto at any time from the execution thereof until immediately after the Closing shall have been in violation of or in default in complying with any material provision thereof.

    7.08. Non-Distributive Intent. Purchaser shall have received from the Seller and the Stockholders executed letters of non-distributive intent, substantially in the form of Schedule 7.08.

    7.09. Non-Competition and Non-Solicitation Agreement.   Alan J. Allgood and
Shelia P. Allgood shall have entered into the non-competition and non-solicitation agreement in the form attached hereto as Schedule 7.09.

    7.10. Board and Shareholder Approval.   The Board of Directors and
shareholders of Seller shall have approved the transactions contemplated herein.

    8. Conditions to Obligations of Seller. The obligations of Seller under this Agreement are subject, at the option of Seller, to the following conditions:

    8.01. Accuracy of Representations and Compliance With Conditions. All representations and warranties of Purchaser contained in this Agreement shall be accurate when made and shall be accurate as of the Closing as though such representations and warranties were then made by

Purchaser. As of the Closing, Purchaser shall have performed and complied with all covenants and agreements and satisfied all conditions required to be performed and complied with by any of them at or before such time by this Agreement.

    8.02. Other Closing Documents. Purchaser shall have delivered to Seller, at or prior to the Closing, such other documents as Seller may reasonably request in order to enable Seller to determine whether the conditions to its obligations under this Agreement have been met and otherwise to carry out the provisions of this Agreement.

    8.03. Review of Proceedings. All actions, proceedings, instruments, and documents required to carry out this Agreement, or any agreement incidental thereto and all other related legal matters shall be subject to the reasonable approval of counsel to Seller and Purchaser shall have furnished such counsel such documents as such counsel may have reasonably requested for the purpose of enabling them to pass upon such matters.

    8.04. Legal Action. There shall not have been instituted or threatened any legal proceeding relating to, or seeking to prohibit or otherwise challenging the consummation of, the transactions contemplated by this Agreement or related agreements set forth as an exhibit hereto, or to obtain substantial damages with respect thereto.

    8.05. No Governmental Action. There shall not have been any action taken, or any law, rule, regulation, order, or decree proposed, promulgated, enacted, entered, enforced, or deemed applicable to the transactions contemplated by this Agreement by any federal, state, local, or other governmental authority or by any court or other tribunal, including the entry of a preliminary or permanent injunction, which, in the reasonable judgment of Seller:

    8.05.01. Makes any of the transactions contemplated by this Agreement illegal;

    8.05.02. Results in a delay which affects the ability of Seller to consummate any of the transactions contemplated by this Agreement;

    8.05.03. Requires the divestiture by the Seller or the Stockholders of any of the shares of Purchaser's Common Stock;

    8.05.04. Imposes material limitations on the ability of the Seller or the Stockholders to effectively exercise full rights of ownership of the shares of Common Stock including the right to vote the shares on all matters properly presented to the stockholders of Purchaser; or

    8.05.05 Otherwise prohibits, restricts, or delays consummation of any of the transactions contemplated by this Agreement or impairs the contemplated benefits to Seller or the Stockholders of the transactions contemplated by this Agreement.

    8.06. Contractual Consents Needed. The Parties to this Agreement shall have obtained at or prior to the Closing all consents required for the consummation of the transactions contemplated by this Agreement from any party to any contract, agreement, instrument, lease, license, arrangement, or understanding to which any of them or any subsidiary is a party, or to which any of their respective businesses, properties, or assets are subject, except where the failure would not have a Material Adverse Effect.

    8.07. Other Agreements. Agreements set forth as exhibits or schedules to this Agreement shall have been duly authorized, executed, and delivered by the Parties thereto at or prior to the Closing, shall be in full force, valid and binding upon the Parties thereto, and enforceable by them in accordance with their terms at the Closing, and no party thereto at any time from the execution thereof until immediately after the Closing shall have been in violation of or in default in complying with any material provision thereof.

    8.08. Board Approval. The Board of Directors of Purchaser shall have approved the transactions contemplated herein.

    8.09. Employment Agreements. On or before Closing, Shelia P. Allgood and Alan J. Allgood shall each enter into an employment agreement in the form attached hereto as Exhibit 8.09.

    9.    Covenants and Agreements of Seller.   Seller covenants and agrees as
follows:

    9.01. Public Statements. Before Seller shall release any information concerning this Agreement or the transactions contemplated by this Agreement which is intended for or may result in public dissemination thereof, Seller shall cooperate with Purchaser, shall furnish drafts of all documents or proposed oral statements to Purchaser for comment, and shall not release any such information without the written consent of Purchaser. Nothing contained herein shall prevent Seller from furnishing any information to any governmental authority if required to do so by law, with the exception of consents more fully described in 8.06 of this Agreement.

    9.02. Consents Without any Condition. Seller shall not make any agreement or understanding with a third party not in the ordinary course of business without approval in writing by Purchaser.

    9.03. Access.   Seller  will afford the officers, counsel, agents,
investment bankers, accountants, and other representatives of Purchaser, free and full access to the plans, properties, books, and records of Seller; will permit them to make extracts from and copies of such books and records; and will from time to time furnish Purchaser with such additional financial and operating data and other information as to the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of Seller as Purchaser from time to time may request. Seller will also cause the public accountants of Seller to make available to Purchaser and its public accountants the work papers relating to the audits of Seller.

    9.04. Conduct of Business. Seller will conduct its affairs so that at the Closing, no representation or warranty of Seller will be inaccurate, no covenant or agreement of Seller will be breached, and no condition in this Agreement will remain unfulfilled by reason of the actions or omissions of Seller.

    9.05. Notice of Changes. Until the Closing or the earlier rightful termination of this Agreement, Seller will immediately advise Purchaser in a detailed written notice of any fact or occurrence or any pending or threatened occurrence of which any of them obtains knowledge and which (if existing and known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in or pursuant to this Agreement or an exhibit or schedule hereto, which (if existing and known at any time prior to or at the Closing) would make the performance by any party of a covenant contained in this Agreement impossible or make such performance materially more difficult than in the absence of such fact or occurrence, or which (if existing and known at the time of the Closing) would cause a condition to any party's obligations under this Agreement not to be fully satisfied.

    10.   Covenants and Agreements of Purchaser.   Purchaser covenants and
agrees as follows:

    10.01. Public Statements. Before Purchaser shall release any information concerning this Agreement or the transactions contemplated by this Agreement which is intended for or may result in public dissemination thereof, Purchaser shall cooperate with Seller, shall furnish drafts of all documents or proposed oral statements to Seller for comments, and shall not release any such information without the written consent of Seller. Nothing contained herein shall prevent Purchaser from furnishing any information to any governmental authority if required to do so by law. In the event Purchaser and Seller have not completed the terms of this Agreement, both Purchaser and Seller shall not disclose any information concerning this Agreement to any third party, except as more fully described in Section 10.01 of this Agreement.

    10.02. Consents Without any Condition. Purchaser shall not make any agreement or understanding with a third party not in the ordinary course of business not approved in writing by Seller.

    10.03. Conduct of Business. Purchaser will conduct its affairs so that at the Closing no representation or warranty of Purchaser will be inaccurate, no covenant or agreement of Purchaser will be breached, and no condition in this Agreement will remain unfulfilled by reason of the actions or omissions of Purchaser.

    10.04. Notice of Changes. Until the Closing or the earlier rightful termination of this Agreement, Purchaser will immediately advise Seller in a detailed written notice of any fact or occurrence or any pending or threatened occurrence of which it obtains knowledge and which (if existing and known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in or pursuant to this Agreement or an exhibit or schedule hereto, which (if existing and known at any time prior to or at the Closing) would make the performance by any party of a covenant contained in this Agreement impossible or make such performance materially more difficult than in the absence of such fact or occurrence, or which (if existing and known at the time of the Closing) would cause a condition to any party's obligations under this Agreement not to be fully satisfied.

    11.        Miscellaneous.

    11.01. Brokerage and Other Fees. The parties agree that there are no brokerage arrangements or fee obligations, in writing or otherwise, with respect to the transactions set forth in this Agreement. Each party shall be responsible for the fees of their respective professionals (including, without limitation, legal and accounting fees) engaged to assist in the preparation, negotiation and counseling with respect, and relating, to this Agreement and consummation of the transactions contemplated herein, as well as their respective out-of-pocket expenses except Purchaser agrees to pay for the preparation of the necessary transfer documents to accomplish the transactions herein.

    11.02. Further Actions. At any time and from time to time, the parties agree, at their expense, to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

    11.03. Availability of Equitable Remedies. Since a breach of the provisions of this Agreement could not adequately be compensated by money damages, the parties shall be entitled before, and only before, Closing, in addition to any other right or remedy available to them, to an injunction restraining such breach or a threatened breach and to specific performance of any such provision of this Agreement; and in either case, no bond or other security shall be required in connection therewith, and the parties hereby consent to the issuance of such an injunction and to the ordering of specific performance.

    11.04. Survival. The covenants, agreements, representations, and warranties contained in or made pursuant to this Agreement shall survive for a period of 15 months from the Closing date, irrespective of any investigation made by or on behalf of any party (the "Survival Date"). No claim for indemnification may be brought pursuant to this Section 11.04 unless asserted by written notice as provided herein by the party claiming indemnification on or before the Survival Date.

    11.05. Modification. The Agreement and the schedules and exhibits hereto set forth the entire understanding of the parties with respect to the subject matter hereof supersede all existing agreements among them concerning such subject matter, and may be modified only by a written instrument duly executed by the Parties.

    11.06. Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested (or by the most nearly comparable method if mailed from or to a location outside of the United States), or delivered against receipt to the party to whom it is to be given at the address of such party set forth in the preamble or signature pages to this Agreement. Any notice or other communication given by

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

certified mail (or by such comparable method) shall be deemed given at the time of mailing (or comparable act), except for a notice changing a party's address, which will be deemed given at the time of receipt thereof.

    11.07. Waiver. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing and, in the case of a corporate party, be authorized by a resolution of the Board of Directors or by an officer of the waiving party.

    11.08. Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of each party's respective successors, assigns, heirs, and personal representatives.

    11.09. No Third-Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

    11.10. Separability. If any provision of this Agreement is invalid, illegal, or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

    11.11. Headings. The headings of this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

    11.12. Counterparts, Governing Law. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall be governed by and construed in accordance with the laws of the State of Louisiana without giving effect to conflict of laws.

    11.13. Indemnification. Seller and Stockholders shall, indemnify, defend and hold harmless Purchaser and each of its officers, directors, agents and affiliates from and against any damage, loss, claim, liability, cost or expense, including fees and disbursements of counsel, accountants, experts and other consultants (collectively, "Damages"), resulting from, arising out of, based upon or occasioned by any misstatement or omission from any representation by, or any breach of warranty, covenant or agreement of, Seller or the Stockholders contained herein. Purchaser shall, indemnify, defend and hold harmless Seller and each of its officers, directors, agents and affiliates and the Stockholders from and against any Damages, resulting from, arising out of, based upon or occasioned by any misstatement or omission from any representation by, or any breach of warranty, covenant or agreement of, Purchaser contained herein.

    11.14. Indemnification Procedures. Promptly after receipt by Purchaser, on the one hand, or Seller on the other hand (in any such case, the "Indemnitee"), of notice of any action, suit, proceeding, audit, claim or potential claim (any of which is hereinafter individually referred to as a "Circumstance"), which could give rise to a right to indemnification for damages pursuant to Section 11.13, the Indemnitee shall give the party who may become obligated to provide indemnification hereunder (the "Indemnitor") written notice describing the Circumstance in reasonable detail; provided, that failure of an Indemnitee to give such notice to the Indemnitor shall not relieve the Indemnitor from any of its indemnification obligations hereunder unless (and then only to the extent) that the failure to give such notice prejudices the defense of the Circumstance by the Indemnitee. Such Indemnitor shall have the right, at its option and upon its acknowledgment to the Indemnitee of Indemnitor's liability to indemnify Indemnitee in respect of such asserted liability, to compromise or defend, at its own expense and by its own counsel, any such matter involving the asserted liability of the Indemnitee; provided, that any such compromise (i) shall include as a unconditional term thereof the giving by the claimant or the plaintiff to such Indemnitee of a release from all liability in respect of such claim and (ii) shall not result in the imposition on the Indemnitee of any remedy other than monetary damages to be paid in full by the Indemnitor pursuant to this Section
11.14. If any indemnitor shall undertake to compromise or defend any such asserted liability, it shall promptly notify the Indemnitee of its intention to do so, and the Indemnitee agrees to, and to cause its own independent counsel to, cooperate fully with the Indemnitor and its counsel in the compromise of, or defense against, any such asserted liability. All reasonable out-of-pocket costs and expenses incurred by the Indemnitee in connection with such cooperation (including, without limitation, the reasonable fees and expenses of the Indemnitee's own independent counsel) shall be borne by the Indemnitor. In any event, the Indemnitee shall have the right to participate with its own counsel (the reasonable fees and expenses of which will be borne by Indemnitor) in the defense of such asserted liability; provided that if with respect to a Circumstance, Indemnitor shall have acknowledged Indemnitor's liability to indemnify Indemnitee if and to the extent of any loss arising out of such Circumstance and Indemnitor shall be diligently defending such matter, Indemnitor shall not be obligated to indemnify Indemnitee for the cost of Indemnitee's participation in such defense, including Indemnitee's attorney's fees. Under no circumstances shall the Indemnitee compromise any such asserted liability without the written consent of the Indemnitor (which consent shall not be unreasonably withheld), unless the Indemnitor shall have failed or refused to undertake the defense of any such asserted liability after a reasonable period of time has elapsed following the notice of a Circumstance received by such Indemnitor pursuant to this Section 11.14.

    11.15 Right to Sell-Off. Purchaser shall have the right to set off any damages against any of the consideration paid by Purchaser pursuant to Sections
3.02 and 3.03 hereof.

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

          IN WITNESS WHEREOF, the parties have duly executed this Agreement effective as of the date written in the preamble of this Agreement.



                              AMEDISYS, INC.



                              By:   ________________________________________
                              Name:
                              Title:

                              ALLGOOD MEDICAL SERVICES, INC.


                              By:  ____________________________________
                              Name:
                              Title:

                               LIST OF SCHEDULES
Schedule
  No.     Schedule Description
------    --------------------

1.01      List of Assets

1.01.f    Lease Agreement

1.05      Inventory

1.06      Inventory Payables

1.07      Assumed Liabilities

3.02      Promissory Note

3.05      Asset Allocations

5.03      Seller Required Consents

5.04      Condition of Assets

5.05      Liens and Encumbrances

5.06      Litigation

5.07      Seller's Employment Contracts

5.08      Insurance

5.09      Material Contracts, etc.

5.11      Permits and Licenses

5.12      Employees

5.15      Competitors

5.17      Changes or Events

5.18      Defaults, etc.

6.02      Purchaser Required Consents

7.08      Non-Distributive Intent Letters

7.09      Non-Competition and Non-Solicitation Agreement
8.09      Allgood Employment Agreements

                                      -23-